Exhibit 99.01

414 Nicollet Mall
Jan. 26, 2023	Minneapolis, MN 55401

XCEL ENERGY
2022 YEAR END EARNINGS REPORT

•2022 diluted earnings per share (EPS) were $3.17 compared with $2.96 per share in 2021.
•Xcel Energy reaffirms 2023 EPS guidance of $3.30 to $3.40 per share.

MINNEAPOLIS — Xcel Energy Inc. (NASDAQ: XEL) today reported 2022 GAAP and ongoing earnings of $1.74 billion, or $3.17 per share, compared with $1.60 billion, or $2.96 per share in the same period in 2021.

Earnings reflect capital investment recovery and other regulatory outcomes, partially offset by increases in depreciation, interest charges and operating and maintenance (O&M) expenses.

“2022 was another solid year for Xcel Energy, where we delivered for our customers, our communities, our employees, and our investors. We delivered earnings of $3.17 per share, which is the 18th consecutive year we have met or beat our original earnings guidance,” said Bob Frenzel, chairman, president and CEO of Xcel Energy.

“Our execution towards our clean energy future continues to lead the industry with regulatory approval in Colorado and the Upper Midwest of our plans to dramatically increase the renewable energy available to our customers while retiring all of our coal-fired plants. And as a result of the energy tax provisions in the Inflation Reduction Act, we are able to reduce the cost to our customers over the assets’ lives by billions of dollars as we power the nation’s clean energy transition.

“Xcel Energy also delivered strong reliability for our customers and communities in 2022 despite increasingly volatile weather causing high energy demand events during hotter-than-normal summers in Colorado and the Upper Midwest, and Winter Storm Elliott which knocked out critical electric and gas service across the country.”

At 9:00 a.m. CDT today, Xcel Energy will host a conference call to review financial results. To participate in the call, please dial in 5 to 10 minutes prior to the start and follow the operator’s instructions.

US Dial-In:	1-866-580-3963
International Dial-In:	400-120-0558
Conference ID:	9804128

The conference call also will be simultaneously broadcast and archived on Xcel Energy’s website at www.xcelenergy.com. To access the presentation, click on Investors under Company. If you are unable to participate in the live event, the call will be available for replay through Jan. 30.

Replay Numbers
US Dial-In:	1-866-583-1035
Access Code:	9804128

Except for the historical statements contained in this report, the matters discussed herein are forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements, including those relating to 2023 EPS guidance, long-term EPS and dividend growth rate objectives, future sales, future expenses, future tax rates, future operating performance, estimated base capital expenditures and financing plans, projected capital additions and forecasted annual revenue requirements with respect to rider filings, expected rate increases to customers, expectations and intentions regarding regulatory proceedings, and expected impact on our results of operations, financial condition and cash flows of resettlement calculations and credit losses relating to certain energy transactions, as well as assumptions and other statements are intended to be identified in this document by the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should,” “will,” “would” and similar expressions. Actual results may vary materially. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any obligation to update any forward-looking information. The following factors, in addition to those discussed in Xcel Energy’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2021 and subsequent filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations as suggested by such forward-looking information: uncertainty around the impacts and duration of the COVID-19 pandemic, including potential workforce impacts resulting from vaccination requirements, quarantine policies or government restrictions, and sales volatility; operational safety, including our nuclear generation facilities and other utility operations; successful long-term operational planning; commodity risks associated with energy markets and production; rising energy prices and fuel costs; qualified employee work force and third-party contractor factors; violations of our Codes of Conduct; ability to recover costs and our subsidiaries’ ability to recover costs from customers; changes in regulation; reductions in our credit ratings and the cost of maintaining certain contractual relationships; general economic conditions, including recessionary conditions, inflation rates, monetary fluctuations, supply chain constraints and their impact on capital expenditures and/or the ability of Xcel Energy Inc. and its subsidiaries to obtain financing on favorable terms; availability or cost of capital; our customers’ and counterparties’ ability to pay their debts to us; assumptions and costs relating to funding our employee benefit plans and health care benefits; our subsidiaries’ ability to make dividend payments; tax laws; effects of geopolitical events, including war and acts of terrorism; cyber security threats and data security breaches; seasonal weather patterns; changes in environmental laws and regulations; climate change and other weather; natural disaster and resource depletion, including compliance with any accompanying legislative and regulatory changes; costs of potential regulatory penalties; regulatory changes and/or limitations related to the use of natural gas as an energy source; and our ability to execute on our strategies or achieve expectations related to environmental, social and governance matters, including as a result of evolving legal, regulatory, and other standards, processes, and assumptions, the pace of scientific and technological developments, increased costs, the availability of requisite financing, and changes in carbon markets.

For more information, contact:

Paul Johnson, Vice President - Treasurer & Investor Relations	(612) 215-4535

For news media inquiries only, please call Xcel Energy Media Relations	(612) 215-5300

Xcel Energy website address: www.xcelenergy.com

This information is not given in connection with any
sale, offer for sale or offer to buy any security.

XCEL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(amounts in millions, except per share data)

	Three Months Ended Dec. 31		Twelve Months Ended Dec. 31
	2022	2021	2022	2021
Operating revenues
Electric	$2,868	$2,562	$12,123	$11,205
Natural gas	1,157	768	3,080	2,132
Other	28	25	107	94
Total operating revenues	4,053	3,355	15,310	13,431

Operating expenses
Electric fuel and purchased power	1,233	1,090	5,005	4,733
Cost of natural gas sold and transported	776	478	1,910	1,081
Cost of sales — other	12	10	44	38
Operating and maintenance expenses	664	569	2,491	2,321
Conservation and demand side management expenses	72	82	331	304
Depreciation and amortization	606	535	2,413	2,121
Taxes (other than income taxes)	165	158	688	630
Total operating expenses	3,528	2,922	12,882	11,228

Operating income	525	433	2,428	2,203

Other income (expense), net	7	—	(13)	5
Earnings from equity method investments	9	15	36	62
Allowance for funds used during construction — equity	22	20	75	73

Interest charges and financing costs
Interest charges — includes other financing costs of $8, $8, $32 and $29, respectively	248	214	953	842
Allowance for funds used during construction — debt	(9)	(8)	(28)	(26)
Total interest charges and financing costs	239	206	925	816

Income before income taxes	324	262	1,601	1,527
Income tax benefit	(55)	(53)	(135)	(70)
Net income	$379	$315	$1,736	$1,597

Weighted average common shares outstanding:
Basic	549	541	547	539
Diluted	549	542	547	540

Earnings per average common share:
Basic	$0.69	$0.58	$3.18	$2.96
Diluted	0.69	0.58	3.17	2.96

XCEL ENERGY INC. AND SUBSIDIARIES
Notes to Investor Relations Earnings Release (Unaudited)

Due to the seasonality of Xcel Energy’s operating results, quarterly financial results are not an appropriate base from which to project annual results.

Non-GAAP Financial Measures

The following discussion includes financial information prepared in accordance with generally accepted accounting principles (GAAP), as well as certain non-GAAP financial measures such as ongoing return on equity (ROE), ongoing earnings and ongoing diluted EPS. Generally, a non-GAAP financial measure is a measure of a company’s financial performance, financial position or cash flows that adjusts measures calculated and presented in accordance with GAAP. Xcel Energy’s management uses non-GAAP measures for financial planning and analysis, for reporting of results to the Board of Directors, in determining performance-based compensation and communicating its earnings outlook to analysts and investors. Non-GAAP financial measures are intended to supplement investors’ understanding of our performance and should not be considered alternatives for financial measures presented in accordance with GAAP. These measures are discussed in more detail below and may not be comparable to other companies’ similarly titled non-GAAP financial measures.

Ongoing ROE
Ongoing ROE is calculated by dividing the net income or loss of Xcel Energy or each subsidiary, adjusted for certain nonrecurring items, by each entity’s average stockholder’s equity. We use these non-GAAP financial measures to evaluate and provide details of earnings results.

Earnings Adjusted for Certain Items (Ongoing Earnings and Ongoing Diluted EPS)
GAAP diluted EPS reflects the potential dilution that could occur if securities or other agreements to issue common stock (i.e., common stock equivalents) were settled. The weighted average number of potentially dilutive shares outstanding used to calculate Xcel Energy Inc.’s diluted EPS is calculated using the treasury stock method. Ongoing earnings reflect adjustments to GAAP earnings (net income) for certain items. Ongoing diluted EPS for Xcel Energy is calculated by dividing net income or loss, adjusted for certain items, by the weighted average fully diluted Xcel Energy Inc. common shares outstanding for the period. Ongoing diluted EPS for each subsidiary is calculated by dividing the net income or loss for such subsidiary, adjusted for certain items, by the weighted average fully diluted Xcel Energy Inc. common shares outstanding for the period.

We use these non-GAAP financial measures to evaluate and provide details of Xcel Energy’s core earnings and underlying performance. We believe these measurements are useful to investors to evaluate the actual and projected financial performance and contribution of our subsidiaries. For the three and twelve months ended Dec. 31, 2022 and 2021, there were no such adjustments to GAAP earnings and therefore GAAP earnings equal ongoing earnings for these periods.

Note 1. Earnings Per Share Summary

Xcel Energy’s 2022 earnings were $3.17 per share compared to $2.96 per share in 2021. The increase was driven by regulatory outcomes, partially offset by higher depreciation, O&M expenses and interest charges. Costs for natural gas significantly increased in 2022 due to market conditions. However, fluctuations in electric and natural gas revenues associated with changes in fuel and purchased power and/or natural gas sold and transported generally do not significantly impact earnings (changes in revenues are offset by the related variation in costs). Summarized diluted EPS for Xcel Energy:

	Three Months Ended Dec. 31		Twelve Months Ended Dec. 31
Diluted Earnings (Loss) Per Share	2022	2021	2022	2021
PSCo	$0.31	$0.27	$1.33	$1.22
NSP-Minnesota	0.29	0.22	1.23	1.12
SPS	0.12	0.11	0.64	0.59
NSP-Wisconsin	0.04	0.05	0.23	0.20
Earnings from equity method investments — WYCO	0.01	0.01	0.04	0.05
Regulated utility (a)	0.78	0.65	3.47	3.18
Xcel Energy Inc. and Other	(0.09)	(0.06)	(0.29)	(0.22)
Total (a)	$0.69	$0.58	$3.17	$2.96
(a) Amounts may not add due to rounding.

PSCo — Earnings increased $0.11 per share for 2022, driven by regulatory outcomes and favorable weather. Higher revenues were partially offset by higher depreciation, O&M expenses and interest charges.

NSP-Minnesota — Earnings increased $0.11 per share for 2022 compared to 2021, driven by regulatory rate outcomes, partially offset by additional depreciation and O&M expenses.

SPS — Earnings increased $0.05 per share for 2022, largely related to regulatory rate outcomes, strong sales growth and favorable weather, partially offset by higher depreciation and O&M expenses.

NSP-Wisconsin — Earnings increased $0.03 per share for 2022 compared to 2021. The increase is due to regulatory rate outcomes and sales growth, partially offset by higher depreciation and O&M expenses.

Xcel Energy Inc. and Other — Earnings decreased $0.07 per share year-to-date due to higher interest charges and decreased earnings from Energy Impact Partners (EIP) investments.

Components significantly contributing to changes in 2022 EPS compared with 2021:

Diluted Earnings (Loss) Per Share	Three Months Ended Dec. 31	Twelve Months Ended Dec. 31
GAAP and ongoing diluted EPS — 2021	$0.58	$2.96

Components of change — 2022 vs. 2021
Higher electric revenues, net of electric fuel and purchased power	0.22	0.89
Higher natural gas revenues, net of cost of natural gas sold and transported	0.12	0.16
Lower ETR (a)	0.03	0.15
Higher depreciation and amortization	(0.10)	(0.40)
Higher O&M expenses	(0.13)	(0.24)
Higher interest expense	(0.05)	(0.15)
Higher taxes (other than income taxes)	(0.01)	(0.08)
Other (net)	0.03	(0.12)
GAAP and ongoing diluted EPS — 2022	$0.69	$3.17
(a)Includes production tax credits (PTCs) and plant regulatory amounts, which are primarily offset as a reduction to electric revenues.

ROE for Xcel Energy and its utility subsidiaries:

2022	PSCo	NSP-Minnesota	SPS	NSP-Wisconsin	Operating Companies	Xcel Energy
GAAP and ongoing ROE	8.23%	8.76%	9.36%	10.57%	8.74%	10.76%

2021	PSCo	NSP-Minnesota	SPS	NSP-Wisconsin	Operating Companies	Xcel Energy
GAAP and ongoing ROE	8.23%	8.45%	9.22%	9.92%	8.58%	10.58%

Note 2. Regulated Utility Results

Estimated Impact of Temperature Changes on Regulated Earnings — Unusually hot summers or cold winters increase electric and natural gas sales, while mild weather reduces electric and natural gas sales. The estimated impact of weather on earnings is based on the number of customers, temperature variances, the amount of natural gas or electricity historically used per degree of temperature and excludes any incremental related operating expenses that could result due to storm activity or vegetation management requirements. As a result, weather deviations from normal levels can affect Xcel Energy’s financial performance. However, sales true-up and decoupling mechanisms in Minnesota and Colorado predominately mitigate the positive and adverse impacts of weather.

Normal weather conditions are defined as either the 10, 20 or 30-year average of actual historical weather conditions. The historical period of time used in the calculation of normal weather differs by jurisdiction, based on regulatory practice. To calculate the impact of weather on demand, a demand factor is applied to the weather impact on sales. Extreme weather variations, windchill and cloud cover may not be reflected in weather-normalized estimates.

Weather — Estimated impact of temperature variations on EPS compared with normal weather conditions:

	Three Months Ended Dec. 31			Twelve Months Ended Dec. 31
	2022 vs. Normal	2021 vs. Normal	2022 vs. 2021	2022 vs. Normal	2021 vs. Normal	2022 vs. 2021
Retail electric	$0.007	$(0.026)	$0.033	$0.138	$0.096	$0.042
Decoupling and sales true-up	(0.007)	0.011	(0.018)	(0.061)	(0.066)	0.005
Electric total	$—	$(0.015)	$0.015	$0.077	$0.030	$0.047
Firm natural gas	0.018	(0.030)	0.048	0.037	(0.025)	0.062
Total	$0.018	$(0.045)	$0.063	$0.114	$0.005	$0.109

Sales — Sales growth (decline) for actual and weather-normalized sales in 2022 compared to 2021:

	Three Months Ended Dec. 31
	PSCo	NSP-Minnesota	SPS	NSP-Wisconsin	Xcel Energy
Actual
Electric residential	3.7%	(0.4)%	12.8%	0.4%	2.9%
Electric C&I	1.3	—	7.0	2.2	2.5
Total retail electric sales	2.0	(0.1)	7.7	1.7	2.6
Firm natural gas sales	26.4	15.0	N/A	11.3	21.8

	Three Months Ended Dec. 31
	PSCo	NSP-Minnesota	SPS	NSP-Wisconsin	Xcel Energy
Weather-normalized
Electric residential	(3.4)%	(2.6)%	1.2%	(1.9)%	(2.3)%
Electric C&I	0.3	—	6.7	2.1	2.1
Total retail electric sales	(0.9)	(0.8)	5.7	1.0	0.9
Firm natural gas sales	(4.5)	4.5	N/A	2.4	(1.4)

	Twelve Months Ended Dec. 31
	PSCo	NSP-Minnesota	SPS	NSP-Wisconsin	Xcel Energy
Actual
Electric residential	(1.5)%	(1.2)%	6.5%	1.1%	(0.1)%
Electric C&I	—	1.7	8.9	3.3	3.3
Total retail electric sales	(0.5)	0.8	8.4	2.6	2.3
Firm natural gas sales	5.4	18.3	N/A	17.3	10.1

	Twelve Months Ended Dec. 31
	PSCo	NSP-Minnesota	SPS	NSP-Wisconsin	Xcel Energy
Weather-normalized
Electric residential	(3.6)%	(0.2)%	0.8%	—%	(1.3)%
Electric C&I	(0.3)	2.1	8.4	3.4	3.2
Total retail electric sales	(1.4)	1.3	6.9	2.4	1.8
Firm natural gas sales	(3.1)	5.5	N/A	5.8	0.1

Weather-normalized electric sales growth (decline) — year-to-date
•PSCo — Residential sales declined due to decreased use per customer, partially offset by a 1.1% increase in customers. C&I sales decline was attributable to decreased use per customer, primarily in the manufacturing sector (largely due to an alternative generation arrangement with a significant customer), partially offset by strong small C&I sales in the food services and health care sectors.
•NSP-Minnesota — Residential sales decline reflects a decreased use per customer, partially offset by a 1.1% increase in customers. Growth in C&I sales was primarily due to higher use per customer, particularly in the manufacturing, real estate and leasing, and food service sectors.
•SPS — Residential sales growth was primarily attributable to a 0.9% increase in customers, partially offset by lower use per customer. C&I sales increased due to higher use per customer, primarily driven by the energy sector.
•NSP-Wisconsin — C&I sales growth was associated with higher use per customer, experienced primarily in the transportation and manufacturing sectors.

Weather-normalized natural gas sales growth (decline) — year-to-date
•Natural gas sales reflect growth in NSP-Minnesota and NSP-Wisconsin attributable primarily to increased residential use per customer and customer growth as well as increases in C&I sales due to higher use per customer. These increases were offset by a reduction in PSCo natural gas sales, primarily driven by declines in residential use per customer.

Electric Margin — Electric margin is presented as electric revenues less electric fuel and purchased power expenses. Expenses incurred for electric fuel and purchased power are generally recovered through various regulatory recovery mechanisms. As a result, changes in these expenses are generally offset in operating revenues.

Electric revenues and fuel and purchased power expenses are impacted by fluctuations in the price of natural gas, coal and uranium. These price fluctuations generally have minimal impact on earnings impact due to fuel recovery mechanisms. In addition, electric customers receive a credit for PTCs generated, which reduce electric revenue and income taxes.

Electric revenues, fuel and purchased power and margin:

	Three Months Ended Dec. 31		Twelve Months Ended Dec. 31
(Millions of Dollars)	2022	2021	2022	2021
Electric revenues	$2,868	$2,562	$12,123	$11,205
Electric fuel and purchased power	(1,233)	(1,090)	(5,005)	(4,733)
Electric margin	$1,635	$1,472	$7,118	$6,472

Change in electric margin:

(Millions of Dollars)	Three Months Ended Dec. 31, 2022 vs. 2021	Twelve Months Ended Dec. 31, 2022 vs. 2021
Regulatory rate outcomes (Minnesota, Colorado, Texas, New Mexico and Wisconsin)	$146	$506
Revenue recognition for the Texas rate case surcharge (a)	—	85
Sales and demand (b)	2	80
Non-fuel riders	16	64
Wholesale transmission (net)	25	50
Estimated impact of weather (net of decoupling/sales true-up)	11	33
PTCs flowed back to customers (offset by lower ETR)	(30)	(150)
Other (net)	(7)	(22)
Total increase	$163	$646
(a)Recognition of revenue from the Texas rate case outcome is largely offset by recognition of previously deferred costs.
(b)Sales excludes weather impact, net of decoupling in Colorado and proposed sales true-up mechanism in Minnesota.

Natural Gas Margin — Natural gas margin is presented as natural gas revenues less the cost of natural gas sold and transported. Expenses incurred for the cost of natural gas sold are generally recovered through various regulatory recovery mechanisms. As a result, changes in these expenses are generally offset in operating revenues.

Natural gas expense varies with changing sales and the cost of natural gas. However, fluctuations in the cost of natural gas generally have minimal earnings impact due to cost recovery mechanisms.

Natural gas revenues, cost of natural gas sold and transported and margin:

	Three Months Ended Dec. 31		Twelve Months Ended Dec. 31
(Millions of Dollars)	2022	2021	2022	2021
Natural gas revenues	$1,157	$768	$3,080	$2,132
Cost of natural gas sold and transported	(776)	(478)	(1,910)	(1,081)
Natural gas margin	$381	$290	$1,170	$1,051

Change in natural gas margin:

(Millions of Dollars)	Three Months Ended Dec. 31, 2022 vs. 2021	Twelve Months Ended Dec. 31, 2022 vs. 2021
Regulatory rate outcomes (Minnesota, Colorado, Wisconsin, North Dakota)	$45	$61
Estimated impact of weather	35	46
Conservation revenue (offset in expenses)	4	13
Infrastructure and integrity riders	2	9
Winter Storm Uri disallowances	—	(20)
Other (net)	5	10
Total increase	$91	$119
O&M Expenses — O&M expenses increased $170 million year-to-date due to the following approximately equal drivers: inflation and impacts of supply chain constraints; operational activities (vegetation management, repairs/maintenance and storms); costs for technology and customer programs; insurance-related costs; recognition of previously deferred amounts related to the 2021 Texas rate case; and other.

Depreciation and Amortization — Depreciation and amortization increased $292 million year-to-date. The increase was primarily driven by capital investment, recognition of previously deferred costs related to the Texas Electric Rate Case and several wind farms going into service.

Other Income (Expense) — Other income (expense) decreased $18 million year-to-date, largely related to rabbi trust performance, which is primarily offset in O&M expenses (employee benefit costs).

Earnings from Equity Method Investments — Earnings from equity method investments decreased $26 million year-to-date. The year-to-date change was largely attributable to the performance of the EIP funds, which invest in energy technology companies.

Interest Charges — Interest charges increased $111 million year-to-date. The increase was largely due to higher long-term debt levels to fund capital investments and higher interest rates.

Income Taxes — Effective income tax rate:

	Three Months Ended Dec. 31			Twelve Months Ended Dec. 31
	2022	2021	2022 vs 2021	2022	2021	2022 vs 2021
Federal statutory rate	21.0%	21.0%	—%	21.0%	21.0%	—%
State tax (net of federal tax effect)	4.7	4.9	(0.2)	4.9	5.0	(0.1)
Increases (decreases):
Wind PTCs (a)	(36.0)	(39.9)	3.9	(27.4)	(23.4)	(4.0)
Plant regulatory differences (b)	(5.9)	(7.2)	1.3	(5.5)	(6.2)	0.7
Other tax credits, NOL allowances (net) and tax credit allowances	(0.9)	(1.4)	0.5	(1.3)	(1.1)	(0.2)
Other (net)	0.1	2.4	(2.3)	(0.1)	0.1	(0.2)
Effective income tax rate	(17.0)%	(20.2)%	3.2%	(8.4)%	(4.6)%	(3.8)%
(a)Wind PTCs are credited to customers (reduction to revenue) and do not have a material impact on net income.
(b)Regulatory differences for income tax primarily relate to the credit of excess deferred taxes to customers through the average rate assumption method. Income tax benefits associated with the credit of excess deferred credits are offset by corresponding revenue reductions.

Income tax benefit increased $65 million year-to-date. The year-to-date increase was primarily driven by an increase in wind PTCs due to greater production at existing wind farms, several new wind farms going into service and an increase in the PTC rate partially offset by higher pretax earnings.

Note 3. Capital Structure, Liquidity, Financing and Credit Ratings

Xcel Energy’s capital structure:

(Millions of Dollars)	Dec. 31, 2022	Percentage of Total Capitalization	Dec. 31, 2021	Percentage of Total Capitalization
Current portion of long-term debt	$1,151	3%	$601	1%
Short-term debt	813	2	1,005	3
Long-term debt	22,813	55	21,779	56
Total debt	24,777	60	23,385	60
Common equity	16,675	40	15,612	40
Total capitalization	$41,452	100%	$38,997	100%

Liquidity — As of Jan. 23, 2023, Xcel Energy Inc. and its utility subsidiaries had the following committed credit facilities available to meet liquidity needs:

(Millions of Dollars)	Credit Facility (a)	Drawn (b)	Available	Cash	Liquidity
Xcel Energy Inc.	$1,500	$200	$1,300	$1	$1,301
PSCo	700	260	440	6	446
NSP-Minnesota	700	320	380	18	398
SPS	500	78	422	2	424
NSP-Wisconsin	150	82	68	1	69
Total	$3,550	$940	$2,610	$28	$2,638
(a)Expires September 2027.
(b)Includes outstanding commercial paper and letters of credit.

Credit Ratings — Access to the capital markets at reasonable terms is partially dependent on credit ratings. The following ratings reflect the views of Moody’s, S&P Global Ratings, and Fitch. The highest credit rating for debt is Aaa/AAA and the lowest investment grade rating is Baa3/BBB-. The highest rating for commercial paper is P-1/A-1/F-1 and the lowest rating is P-3/A-3/F-3. A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the credit rating agency and each rating should be evaluated independently of any other rating.

Credit ratings assigned to Xcel Energy Inc. and its utility subsidiaries as of Jan. 23, 2023:

Credit Type	Company	Moody’s	S&P Global Ratings	Fitch
Senior Unsecured Debt	Xcel Energy Inc.	Baa1	BBB+	BBB+
Senior Secured Debt	NSP-Minnesota	Aa3	A	A+
	NSP-Wisconsin	Aa3	A	A+
	PSCo	A1	A	A+
	SPS	A3	A	A-
Commercial Paper	Xcel Energy Inc.	P-2	A-2	F2
	NSP-Minnesota	P-1	A-2	F2
	NSP-Wisconsin	P-1	A-2	F2
	PSCo	P-2	A-2	F2
	SPS	P-2	A-2	F2

2022 Financing Activity — During 2022, approximately $300 million of equity was issued through an at-the-market program. Xcel Energy also issued approximately $84 million of equity through the Dividend Reinvestment Program and benefit programs. Xcel Energy and its utility subsidiaries issued the following long-term debt:

Issuer	Security	Amount (Millions of Dollars)	Tenor	Coupon
Xcel Energy Inc.	Unsecured Senior Notes	$700	10 Year	4.60%
PSCo	First Mortgage Bonds	300	10 Year	4.10
PSCo	First Mortgage Bonds	400	30 Year	4.50
SPS	First Mortgage Bonds	200	30 Year	5.15
NSP-Minnesota	First Mortgage Bonds	500	30 Year	4.50
NSP-Wisconsin	First Mortgage Bonds	100	30 Year	4.86

2023 Planned Financing Activities — During 2023, Xcel Energy Inc. and its utility subsidiaries anticipate the following:
•Xcel Energy Inc. — approximately $500 million of unsecured bonds during the third quarter.
•PSCo — approximately $700 million of first mortgage bonds during the second quarter.
•NSP-Minnesota — approximately $750 million of first mortgage bonds during the second quarter.
•SPS — approximately $100 million of first mortgage bonds during the third quarter.
•NSP-Wisconsin — approximately $125 million of first mortgage bonds during the second quarter.

Financing plans are subject to change, depending on capital expenditures, regulatory outcomes, internal cash generation, market conditions, changes in tax policies and other factors.

Note 4. Rates and Regulation
NSP-Minnesota — 2022 Minnesota Electric Rate Case — In October 2021, NSP-Minnesota filed a three-year electric rate case with the Minnesota Public Utilities Commission (MPUC). The request is based on a ROE of 10.2%, a 52.5% equity ratio and forward test years. In December 2021, the MPUC approved interim rates, subject to refund, of $247 million, effective Jan. 1, 2022. In November 2022, NSP-Minnesota revised its rate request to $498 million over three years.

The revised request is detailed as follows:

(Amounts in Millions)	2022	2023	2024	Total
Rate request (annual increase)	$234	$94	$170	$498
Rate base	$10,923	$11,425	$11,902	N/A

In 2022, several parties filed testimony with various recommendations. The Minnesota Department of Commerce (DOC) provided the following recommendations in surrebuttal testimony.

(Millions of Dollars)	2022	2023	2024
NSP-Minnesota’s filed base revenue request	$396	$546	$677

Recommended adjustments:
Rate base and rate of return	(72)	(65)	(65)
MISO capacity credits	(66)	(112)	(111)
Sales forecast update	(51)	—	—
Monticello and wind farm life extension	(21)	(54)	(51)
PTC forecast	(28)	(1)	(1)
Property tax	(14)	(23)	(34)
Prepaid pension asset and liability	(13)	(21)	(32)
O&M expenses	(37)	(39)	(44)
Sherco 3 and King remaining life	—	29	28
Other, net	(23)	(33)	(43)
Total adjustments	(325)	(319)	(353)
Total proposed revenue change	$71	$227	$324

Positions on NSP-Minnesota’s filed rate request:

Recommended Position	DOC	Xcel Large Industrial Customers	Citizens Utility Board of Minnesota	Just Solar Coalition
ROE	9.25%	9.17%	8.80-9.00%	9.06%
Equity	52.5%	N/A	N/A	N/A

Next steps in the procedural schedule are expected to be as follows:
•Administrative Law Judge (ALJ) Report: March 31, 2023.
•MPUC Order: June 30, 2023.

NSP-Minnesota — 2022 Minnesota Natural Gas Rate Case — In November 2021, NSP-Minnesota filed a request with the MPUC for a natural gas rate increase of $36 million, or 6.6%. The filing is based on a 2022 forecast test year and includes a requested ROE of 10.5%, an equity ratio of 52.5% and a rate base of $934 million. In December 2021, the MPUC approved an interim rate increase of $25 million, subject to refund, effective Jan. 1, 2022.

In October 2022, NSP-Minnesota and various parties filed an uncontested settlement, which includes the following key terms:
•Base rate revenue increase of $21 million, with a true up to weather normalized actual sales for 2022.
•Revenue decoupling mechanism.
•Symmetrical property tax true-up.
•ROE of 9.57%.
•Equity ratio of 52.5%.

In December 2022, the ALJ recommended MPUC approval of the settlement. A MPUC order is expected in the first half of 2023.

NSP-Minnesota — 2021 North Dakota Natural Gas Rate Case — In September 2021, NSP-Minnesota filed a request with the North Dakota Public Service Commission (NDPSC) for a natural gas rate increase of $7 million, or 10.5%. The filing is based on a ROE of 10.5%, an equity ratio of 52.54%, a 2022 forecast test year and a rate base of $124 million. Interim rates of $7 million, subject to refund, were implemented on Nov. 1, 2021.

In May 2022, NSP-Minnesota and NDPSC Staff reached a settlement, which reflects a rate increase of $5 million, based on a 9.8% ROE and 52.54% equity ratio. In October 2022, the NDPSC approved the settlement and final rates were implemented on Nov. 1, 2022.

NSP-Minnesota — 2022 South Dakota Electric Rate Case — In June 2022, NSP-Minnesota filed a South Dakota electric rate case seeking a revenue increase of approximately $44 million. The filing is based on a 2021 historic test year adjusted for certain known and measurable changes for 2022 and 2023, a ROE of 10.75%, rate base of approximately $947 million and an equity ratio of 53%. Interim rates were implemented on Jan. 1, 2023. A decision from the South Dakota Public Utilities Commission and final rates are expected to be approved in mid-2023.

PSCo — Colorado Electric Rate Case — In November 2022, PSCo filed an electric rate case seeking a net increase of $262 million, or 8.2%. The total request reflects a $312 million increase, which includes $50 million of authorized costs currently recovered through various rider mechanisms. The request is based on a 10.25% ROE, an equity ratio of 55.7% and a 2023 forecast test year with a 2023 year-end rate base of $11.3 billion. PSCo requested rates effective in September 2023. A procedural schedule is expected to be established by the Colorado Public Utilities Commission (CPUC) in the first quarter of 2023.

SPS — New Mexico Electric Rate Case — In November 2022, SPS filed an electric rate case with the New Mexico Public Regulation Commission seeking a revenue increase of $78 million, or 10%. The request is based on a future test year ending June 30, 2024, a ROE of 10.75%, an equity ratio of 54.7% and rate base of $2.4 billion.

Next steps in the procedural schedule are expected to be as follows:
•Staff and intervenor testimony: March 31, 2023.
•Rebuttal testimony: April 25, 2023.
•Stipulation: May 8, 2023.
•Hearing: June 5, 2023.
•End of rate suspension: Sept. 19, 2023.

SPS — Texas Fuel Reconciliation — In 2021, SPS filed to recover $88 million of Winter Storm Uri costs over 24 months, as part of the Texas fuel surcharge filing, with total under-recovered costs of $121 million. In April 2022, interim rates designed to recover $121 million over 30 months were approved, subject to Public Utility Commission of Texas (PUCT) approval through the triennial Fuel Reconciliation proceeding.

In July 2022, the intervenors filed recommendations. The Texas Industrial Energy Consumers and PUCT staff recommended disallowances of approximately $10 million (off-system sales margins). The Office of Public Utility Counsel recommended disallowances of approximately $15 million (off-system sales margins and adjustment to energy loss factors). The Alliance of Xcel Municipalities recommended disallowances of approximately $100 million (natural gas storage, contracted capability and off-system sales margins).

In November 2022, the ALJs found that costs were prudently incurred and recommended no disallowances. A final PUCT decision is anticipated in the first quarter of 2023.

Note 5. Earnings Guidance and Long-Term EPS and Dividend Growth Rate Objectives

Xcel Energy 2023 Earnings Guidance — Xcel Energy’s 2023 GAAP and ongoing earnings guidance is a range of $3.30 to $3.40 per share.(a)

Key assumptions as compared with 2022 levels unless noted:
•Constructive outcomes in all rate case and regulatory proceedings.
•Normal weather patterns for the year.
•Weather-normalized retail electric sales are projected to increase ~1%.
•Weather-normalized retail firm natural gas sales are projected to increase ~1%.
•Capital rider revenue is projected to increase $90 million to $100 million (net of PTCs).
•O&M expenses are projected to decline ~2%.
•Depreciation expense is projected to increase approximately $130 million to $140 million.
•Property taxes are projected to increase approximately $35 million to $45 million.
•Interest expense (net of AFUDC - debt) is projected to increase $100 million to $110 million.
•AFUDC - equity is projected to increase $0 million to $10 million.
•ETR is projected to be ~(5%) to (7%).

(a)Ongoing earnings is calculated using net income and adjusting for certain nonrecurring or infrequent items that are, in management’s view, not reflective of ongoing operations. Ongoing earnings could differ from those prepared in accordance with GAAP for unplanned and/or unknown adjustments. Xcel Energy is unable to forecast if any of these items will occur or provide a quantitative reconciliation of the guidance for ongoing EPS to corresponding GAAP EPS.

Long-Term EPS and Dividend Growth Rate Objectives — Xcel Energy expects to deliver an attractive total return to our shareholders through a combination of earnings growth and dividend yield, based on the following long-term objectives:
•     Deliver long-term annual EPS growth of 5% to 7% based off of a 2022 base of $3.15 per share, which represents the mid-point of the original 2022 guidance range of $3.10 to $3.20 per share.
•    Deliver annual dividend increases of 5% to 7%.
•     Target a dividend payout ratio of 60% to 70%.
•     Maintain senior secured debt credit ratings in the A range.

XCEL ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE SUMMARY (UNAUDITED)
(amounts in millions, except per share data)

	Three Months Ended Dec. 31
	2022	2021
Operating revenues:
Electric and natural gas	$4,025	$3,330
Other	28	25
Total operating revenues	4,053	3,355

Net income	$379	$315

Weighted average diluted common shares outstanding	549	542

Components of EPS — Diluted
Regulated utility	$0.78	$0.65
Xcel Energy Inc. and other costs	(0.09)	(0.06)
GAAP and ongoing diluted EPS (a)(b)	$0.69	$0.58

Book value per share	$30.37	$28.83
Cash dividends declared per common share	0.4875	0.4575

	Twelve Months Ended Dec. 31
	2022	2021
Operating revenues:
Electric and natural gas	$15,203	$13,337
Other	107	94
Total operating revenues	15,310	13,431

Net income	$1,736	$1,597

Weighted average diluted common shares outstanding	547	540

Components of EPS — Diluted
Regulated utility	$3.47	$3.18
Xcel Energy Inc. and other costs	(0.29)	(0.22)
GAAP and ongoing diluted EPS (a)(b)	$3.17	$2.96

Book value per share	$30.48	$28.93
Cash dividends declared per common share	1.95	1.83

(a) For the three and twelve months ended Dec. 31, 2022 and 2021, there were no adjustments to GAAP earnings.
(b) Amounts may not add due to rounding.